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                                                                    EXHIBIT 15.1


               [LETTERHEAD OF ARTHUR ANDERSEN LLP APPEARS HERE]



September 28, 1998


Board of Directors and Shareholders of
Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-3, its Form 10-Q's for the quarters ended March 31, 1998 and June 30, 1998, which include our reports dated May 12, 1998 and August 14, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of such registration statement or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very Truly Yours,




/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP